FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Pat Ball
Senior Vice President, Strategic Resources Group
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2016
Financial Results

First Quarter 2016 Highlights:

▪	Net Revenue increased 35.1% to $1.14 billion over first quarter of 2015 ($192.7 million associated with IPC)

▪	Net earnings attributable to Team Health Holdings, Inc. were $0.7 million; $46.5 million after adjustments

▪	Diluted net earnings per share of $0.01; Adjusted EPS of $0.62

▪	Adjusted EBITDA increased 27.4% to $113.8 million ($16.7 million associated with IPC)
2016 Outlook:

▪	Consistent with prior guidance, projected 2016 net revenue growth of 31.0% to 33.0%; Adjusted EBITDA margin between 10.5% and 11.0%; Excludes any results from BPCI

KNOXVILLE, Tenn. - May 9, 2016 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its first quarter of 2016.
"We are pleased with our financial results in the first quarter with double digit growth in both net revenue and Adjusted EBITDA and a significant improvement in operating cash flow. We benefited from solid performance in our core operations in addition to benefiting from the growth associated with the IPC transaction," said TeamHealth President and Chief Executive Officer, Mike Snow.

"First quarter consolidated revenue growth was driven by positive contributions from IPC, same contract performance, acquisitions from the core TeamHealth business, and net new contract sales. IPC provided the largest contribution to revenue growth during the quarter and its operational integration is progressing well. We continue to focus on integrating the business to provide for future growth and realizing the synergies as initially targeted. Same contract was the second largest contributor to revenue during the quarter as we experienced an increase in patient volumes late in the quarter from the emergence of a delayed flu season and also benefited from an increase in estimated collections per visit. In addition, the Company continued to benefit from legacy acquisitions, driven by both traditional acquisitions and hybrid acquisition opportunities while net new contracts provided a modest contribution to revenue growth during the quarter."
“As previously announced, we were pleased to reach an agreement with JANA Partners whereby we added two new Board members in the quarter and will add a third new Board member in January 2017. We believe this outcome best serves the interests of TeamHealth and all of its shareholders and we are confident that Mr. Crawford, Mr. Ostfeld and Ms. Schlichting, with their diversified expertise and relevant experience, will add valuable perspective to TeamHealth's Board. We remain committed to delivering the highest quality patient care, supporting our affiliated clinicians and hospital partners, achieving our operational and financial goals for 2016, and maximizing value for our shareholders," concluded Mr. Snow.
 2016 First Quarter Results
Net revenue increased 35.1% to $1.14 billion from $840.5 million in the first quarter of 2015. IPC contributed 22.9%, same contract revenue contributed 5.9%, legacy (non-IPC) acquisitions contributed 5.2%, and net new growth contributed 1.1% of the increase in quarter-over-quarter growth in net revenue. Within the legacy acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 1.6% of overall net revenue growth between quarters.
Same contract revenue increased $50.0 million, or 6.6%, to $804.3 million from $754.3 million in the first quarter of 2015. A 4.0% increase in same contract volumes contributed 3.1% to same contract growth while an increase in estimated collections on fee for service visits provided a 2.8% increase in same contract revenue growth between quarters. An extra day in the first quarter of 2016 contributed approximately 1.0% of volume growth. Contract and other revenue contributed 0.7% to same contract revenue growth between quarters. IPC reported revenue of $192.7 million in the first quarter of 2016 while legacy acquisitions contributed $43.4 million of revenue growth and net new contract revenue increased by $9.0 million between quarters.

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contract) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2015	2016	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contract:
Fee for service revenue	$583,100	$627,519	7.6%	5.3%
Contract and other revenue	171,242	176,775	3.2%	0.7%
Total same contract	754,342	804,294	6.6%	5.9%
New contracts, net of terminations:
Fee for service revenue	52,191	60,339	15.6%	1.0%
Contract and other revenue	19,018	19,914	4.7%	0.1%
Total new contracts, net of terminations	71,209	80,253	12.7%	1.1%
Acquired contracts:
Fee for service revenue	14,907	230,207	1,444.3%	25.6%
Contract and other revenue	26	20,887	80,234.6%	2.5%
Total acquired contracts	14,933	251,094	1,581.5%	28.1%
Consolidated:
Fee for service revenue	650,198	918,065	41.2%	31.9%
Contract and other revenue	190,286	217,576	14.3%	3.2%
Total net revenue	$840,484	$1,135,641	35.1%	35.1%
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended March 31,
	2015	2016	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	3,528	3,670	4.0%
New and acquired contracts, net of terminations	460	2,926	536.1%
Total fee for service visits and procedures	3,988	6,596	65.4%
Net earnings attributable to Team Health Holdings, Inc. for the quarter were $0.7 million, or $0.01 diluted net earnings per share, compared to net earnings of $28.1 million, or $0.38 diluted net earnings per share, in the first quarter of 2015. The financial results for the first quarter of 2016 included contingent purchase and other acquisition compensation expense of $9.1 million ($8.7 million after-tax) and non-cash amortization expense of $23.5 million ($16.9 million after-tax). In addition, during the quarter, the Company (along with other third party healthcare providers) was involved in two separate professional liability legal settlements originating in prior years that required payments that were in excess of existing limits of coverage on its insurance program in the aggregate amount of $14.3 million ($8.8 million after-tax). The Company also recognized certain transaction, integration, and reorganization costs in the first quarter in the amount of $21.1 million ($11.5 million after tax). These expenses include IPC severance and integration costs of $8.5 million, $7.9 million of professional, advisory, and legal costs associated with the activities of (i) the Board's special advisory committee (which is responsible for reviewing and evaluating possible strategic alternatives available to the Company) and (ii) the JANA agreement, and $4.7 million of severance and lease impairment costs associated with a reorganization of the Company's legacy operations during the quarter. Excluding these items, net earnings for the first quarter of 2016 would have been $46.5 million and Adjusted EPS would have been $0.62 per share. Financial results for the first quarter of 2015 included $7.9 million of contingent purchase and other acquisition compensation expense ($6.8 million after-tax) and non-cash amortization expense of $20.3 million ($14.5 million after-tax). Excluding these items, net earnings for the first quarter of 2015 would have been $49.4 million and Adjusted EPS would have been $0.68 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended March 31,
	2015		2016
	(in thousands, except for share data)
Diluted weighted average shares outstanding	72,885		74,897
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$28,054	$0.38	$668	$0.01
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(1,071) and $(438) for 2015 and 2016, respectively	6,833	0.09	8,651	0.12
Amortization expense, net of tax of $(5,756) and $(6,608) for 2015 and 2016, respectively	14,521	0.20	16,903	0.23
Professional liability loss reserve adjustments associated with prior years, net of tax of $(5,464) for 2016	—	—	8,820	0.12
Transaction, integration, and reorganization costs, net of tax of $(9,656) for 2016(a)	—	—	11,460	0.15
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$49,408	$0.68	$46,502	$0.62

a.	Does not include $0.3 million of transaction costs associated with the Company's legacy acquisition activities.
Cash flow provided by operations for the quarter was $29.1 million compared to $2.5 million in the first quarter of 2015. There were $1.7 million of contingent purchase payments made in the first quarter of 2016 and $3.9 million contingent purchase payments in 2015 that were included in operating cash flow. Also impacting operating cash flow in 2016 were $8.1 million of cash transaction and integration costs associated with the IPC transaction. Excluding the impact of the contingent purchase payments and the

IPC transaction and integration costs in 2016 and 2015, operating cash flows increased by $32.5 million to $38.9 million in 2016 compared to $6.4 million in 2015. The increase in operating cash flows between quarters reflects a reduced level of accounts receivable, accrued compensation and physician payable funding and a net income tax refund, which was offset by an increased level of interest payments. As of March 31, 2016, net accounts receivable were $755.7 million compared to $730.5 million as of December 31, 2015. On a consolidated basis (including the impact of the IPC transaction), net days in accounts receivable decreased to 61.4 days at March 31, 2016 compared to 69.6 days at December 31, 2015. Excluding the impact of the IPC transaction, net days in accounts receivable decreased to 61.4 days at March 31, 2016 from 62.7 at December 31, 2015.
Adjusted EBITDA for the quarter increased 27.4% to $113.8 million from $89.3 million in the first quarter of 2015. During the first quarter of 2016, the Company recognized $16.7 million of Adjusted EBITDA from IPC while the Company's legacy operations generated Adjusted EBITDA of $97.1 million, reflecting growth of 8.7% from first quarter of 2015. Adjusted EBITDA margin on a consolidated basis was 10.0% in 2016 compared to 10.6% in 2015. The Adjusted EBITDA margin for IPC was 8.7% while the Company's legacy operations Adjusted EBITDA margin was 10.3% in 2016. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended March 31,
	2015	2016
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$28,054	$668
Interest expense, net	3,989	31,292
Provision for (benefit from) income taxes	21,155	(2,214)
Depreciation	5,573	8,037
Amortization	20,277	23,511
Other (income) expenses, net(a)	(3,280)	(732)
Contingent purchase and other acquisition compensation expense(b)	7,904	9,089
Transaction, integration, and reorganization costs(c)	1,086	21,395
Equity based compensation expense(d)	3,543	7,583
Insurance subsidiaries interest income	504	579
Professional liability loss reserve adjustments associated with prior years	—	14,284
Severance and other charges	518	346
Adjusted EBITDA	$89,323	$113,838

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects transaction and integration costs, reorganization expenses, and advisory, legal and other professional service fees from the Board's special advisory committee process and JANA agreement.

d.	Reflects costs related to equity awards granted under the Company's equity based compensation plans.
As of March 31, 2016, the Company had cash and cash equivalents of approximately $23.5 million and total outstanding debt of $2.43 billion (excluding the impact of $51.4 million of deferred financing costs). The March 31, 2016 outstanding debt balance reflects a reduction of $32.8 million during the first quarter of 2016. The outstanding debt as of March 31, 2016 consists of borrowings under the Tranche A term loan facility of $570.0 million, Tranche B term loan facility of $1.31 billion, and 7.25% Senior Notes due 2023 of $545.0 million. As of March 31, 2016 there were no amounts outstanding under the revolving credit facility and the Company had $650.0 million of available borrowings under its revolving credit facilities (without giving effect to $6.4 million of undrawn letters of credit).

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2015	March 31, 2016
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$28,563	$23,463
Short-term investments	1,985	1,886
Accounts receivable, less allowance for uncollectibles of $500,645 and $589,446 in 2015 and 2016, respectively	730,459	755,714
Prepaid expenses and other current assets	73,807	66,372
Receivables under insured programs	36,004	42,346
Income tax receivable	28,791	29,792
Total current assets	899,609	919,573
Insurance subsidiaries' and other investments	111,940	113,906
Property and equipment, net	87,907	87,458
Other intangibles, net	335,637	328,525
Goodwill	2,427,802	2,425,227
Deferred income taxes	50,250	37,804
Receivables under insured programs	90,747	91,427
Other	56,950	60,042
	$4,060,842	$4,063,962
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,358	$66,345
Accrued compensation and physician payable	337,455	316,891
Other accrued liabilities	257,651	296,711
Current maturities of long-term debt	68,900	50,650
Total current liabilities	730,364	730,597
Long-term debt, less current maturities	2,337,363	2,324,646
Other non-current liabilities	346,427	344,486
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 73,092 and 73,796 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively)	731	738
Additional paid-in capital	836,458	852,727
Accumulated deficit	(196,144)	(195,476)
Accumulated other comprehensive earnings	1,503	1,786
Team Health Holdings, Inc. shareholders' equity	642,548	659,775
Noncontrolling interests	4,140	4,458
Total shareholders' equity including noncontrolling interests	646,688	664,233
	$4,060,842	$4,063,962

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended March 31,
	2015	2016
	(Unaudited)(In thousands, except per share data)
Net revenues before provision for uncollectibles	$1,398,289	$1,839,532
Provision for uncollectibles	557,805	703,891
Net revenues	840,484	1,135,641
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	663,465	902,583
Professional liability costs	26,618	46,984
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $7,904 and $9,089 in 2015 and 2016, respectively)	73,562	104,054
Other (income) expenses, net	(3,280)	(732)
Depreciation	5,573	8,037
Amortization	20,277	23,511
Interest expense, net	3,989	31,292
Transaction, integration, and reorganization costs	1,086	21,395
Earnings (loss) before income taxes	49,194	(1,483)
Provision for (benefit from) income taxes	21,155	(2,214)
Net earnings	28,039	731
Net (loss) earnings attributable to noncontrolling interests	(15)	63
Net earnings attributable to Team Health Holdings, Inc.	$28,054	$668

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.39	$0.01
Diluted	$0.38	$0.01
Weighted average shares outstanding
Basic	71,372	73,342
Diluted	72,885	74,897

Other comprehensive (loss) earnings, net of tax:
Net change in fair value of investments, net of tax of $3 and $154 for 2015 and 2016, respectively	(27)	283
Comprehensive earnings	28,012	1,014
Comprehensive (loss) earnings attributable to noncontrolling interests	(15)	63
Comprehensive earnings attributable to Team Health Holdings, Inc.	$28,027	$951

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Three Months Ended March 31,
	2015	2016
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$28,039	$731
Adjustments to reconcile net earnings:
Depreciation	5,573	8,037
Amortization	20,277	23,511
Amortization of deferred financing costs	363	2,184
Equity based compensation expense	3,543	7,769
Provision for uncollectibles	557,805	703,891
Deferred income taxes	(4,438)	8,928
(Gain) loss on sale of investments and other assets	(400)	34
Equity in joint venture income	(776)	(738)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(605,809)	(734,901)
Prepaids and other assets	4,692	4,279
Income tax accounts	15,061	(4,947)
Accounts payable	6,246	171
Accrued compensation and physician payable	(39,920)	(17,994)
Contingent purchase liabilities	4,003	7,434
Other accrued liabilities	1,416	7,956
Professional liability reserves	6,862	12,800
Net cash provided by operating activities	2,537	29,145
Investing Activities
Purchases of property and equipment	(9,832)	(7,243)
Net proceeds from disposition of assets held for sale and property and equipment	19	50
Cash paid for acquisitions, net of cash acquired	(33,296)	(330)
Payments for the purchase of investments	—	(453)
Proceeds from the sale of investments	6,191	427
Purchases of investments at insurance subsidiaries	(19,081)	(29,897)
Proceeds from investments at insurance subsidiaries	18,267	28,492
Net cash used in investing activities	(37,732)	(8,954)
Financing Activities
Payments on long-term debt	(3,750)	(10,788)
Payments on revolving credit facility	(286,000)	(270,200)
Proceeds from revolving credit facility	304,500	248,200
Payments related to contingent purchase obligations	—	(5,192)
Contributions from noncontrolling interests	1,020	255
Proceeds from exercise of stock options	9,574	12,027
Tax benefit from exercise of stock options	7,126	713
Payments related to settlement of equity based awards	—	(306)
Net cash provided by (used in) financing activities	32,470	(25,291)
Net decrease in cash and cash equivalents	(2,725)	(5,100)
Cash and cash equivalents, beginning of period	20,094	28,563
Cash and cash equivalents, end of period	$17,369	$23,463
Supplemental cash flow information:
Interest paid	$4,322	$20,660
Taxes paid, net of refunds	$704	$(6,452)

-continued-

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the realization of the expected benefits of the IPC transaction, the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company's forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, our debt agreements. Adjusted EBITDA is a material component of these covenants.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related and other costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. In presenting Adjusted EPS, we attempt to calculate the after-tax impact of such acquisition-related and other costs using our estimated effective tax rate applied to the deductible portion of such costs with no tax adjustment applied to any non-deductible cost elements. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Financial Supplement and Conference Call Date & Time
The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.teamhealth.com. TeamHealth will hold a conference call tomorrow, May 10, 2016 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13634465. The replay will be available until May 17, 2016.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 19,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,500 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes-for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term "TeamHealth" as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. "Providers" are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.